Exhibit 10.1

October 18, 2007

Jaime Rovelo

Dear Jaime:

On behalf of Commerce Planet, Inc. (the “Company”) I am pleased to offer you promotion to Chief Financial Officer from your current position with the Company as Corporate Controller.  The material terms of the offer are as follows:

Employee:	Jaime Rovelo

Start Date:	October 26, 2007

Salary:	$130,000/annual

Position Title:	Chief Financial Officer

Bonus:	Discretionary bonus of up to 25% of annual salary, based on performance review by CEO

Stock Options:
Subject to the approval of the Board of Directors, you will be granted an option to purchase 70,000 shares of Commerce Planet, Inc. restricted common stock.   The exercise price per share will be equal to the closing OTCBB market price per share on the date before your first day of employment. Your options will vest over the 24 months following your Start Date on a monthly pro rata basis. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2006 Equity Incentive Plan, as amended, as described in that Plan.  These shares shall be in addition to any shares you were previously granted in connection with your employment as Corporate Controller and shall not affect the vesting schedule of those options.

Benefits:	Medical, dental, vision and 401(k) (continuing coverage under your current plan)

Vacation:	15 days/ annual

Sick/Personal:	5 days/ annual

Reports to:	CEO and President

Your employment with the Company will be strictly “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause.  Any contrary representations which may have been made to you are superseded by this offer.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.  Nothing herein or in any discussion leading to an offer may be construed as a contract or guarantee of employment for a definite period of time.

Employee Initials: ______

This offer supersedes any prior offers extended for this position.  Please confirm your acceptance of this offer by signing this letter and returning it to us.  We look forward to working with you and anticipate an enjoyable and mutually beneficial relationship.

Sincerely,

Charlie Gugliuzza
President

I ACCEPT THE ABOVE OFFER INCLUDING ALL TERMS OF THE OFFER DESCRIBED ABOVE, INCLUDING THE PROVISION REGARDING “AT-WILL EMPLOYMENT”:

/s/ Jaime Rovelo	October 23, 2007
Jaime Rovelo	Date